Exhibit 99.1

           Evergreen Solar, Inc. Reports First Quarter 2004 Results

    First Quarter Highlights:

    - Achieved record quarterly product revenues of $2.8 million

    - Doubled installed manufacturing capacity to six megawatts

    MARLBORO, Mass., May 4 /PRNewswire-FirstCall/ -- Evergreen Solar, Inc. (Nasdaq: ESLR), a developer, marketer, and manufacturer of photovoltaic (solar power) products for the worldwide market, today announced results for the first quarter 2004.

    "I am pleased with our first quarter results," commented Richard M. Feldt, President and Chief Executive Officer. "We had record product revenues and made good progress on our capacity expansion. The Marlboro factory achieved a
4.5 MW per year run rate by the end of March, up from 3 MW at the end of 2003. We are on target to quadruple our manufacturing capacity by year-end, significantly increase revenues and substantially improve product gross margins."

    For the three months ended March 31, 2004, product revenues were $2.8 million, an increase of $1.7 million, or 165%, from $1.1 million for the same period in 2003. The increase in product revenues was primarily the result of increased manufacturing capacity associated with capacity expansion, and increased selling activities. Research revenues for the first quarter were $262,000, a decrease of $119,000 from $381,000 for the same period in 2003. Product gross margin for the quarter ended March 31, 2004 was -61%, an improvement from -150% for the same period in 2003. This improvement in gross margin was due to increased sales, which reduced per unit overhead costs, and also due to lowered variable manufacturing costs resulting from improvements in yield and efficiency.

    Operating loss for the first quarter was $4.0 million, an increase of $788,000 as compared to $3.2 million for the first quarter of 2003. Net loss attributable to common stockholders for the first quarter was $4.6 million, or $0.30 per share, which includes non-cash dividends earned by the Series A Convertible Preferred stockholders of $665,000. At March 31, 2004, cash, cash equivalents, and short-term investments totaled $14.7 million, compared to $20.3 million at December 31, 2003.

    "The demand for our products continues to outpace our manufacturing capacity," continued Feldt. "Therefore, the key to increasing revenues and improving margins is our Line 2 capacity expansion. The entire Evergreen team has been focused on this effort and our installed capacity has doubled to 6 MW. We expect to see revenue growth next quarter as we ramp Line 2 and increase production. We anticipate incurring additional Line 2 start-up costs in the second quarter and thus do not expect to see significant margin improvement until the third and fourth quarters."

    The Company will hold a conference call to discuss its first quarter results on May 4, 2004 at 10:00 a.m. ET. A live webcast of the conference call will be available online at www.evergreensolar.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com. Those without web access may access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (877) 234-1973 for domestic callers and (973) 582-2732 for international callers. The reservation number for both is 4718527.

    In addition, a replay of the call will be available from May 4, 2004 - May 18, 2004. The replay dial-in numbers are (877) 519-4471 for domestic callers and (973) 341-3080 for international callers. Please use reservation code 4718527.

    The web cast of the call will remain available on Evergreen Solar's web site, www.evergreensolar.com, through June 4, 2004.

    About Evergreen Solar, Inc.

    Evergreen Solar, Inc. (www.evergreensolar.com) develops, manufactures, and markets solar power products utilizing the Company's patented solar power technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include wireless power for remote homes, water pumping, lighting, and rural electrification, as well as complete power systems for electric utility customers choosing to generate their own environmentally benign power.

    Evergreen Solar(R) is a registered trademark of Evergreen Solar, Inc.

    This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company cautions you that any statements contained in this press release which are not strictly historical statements constitute forward-looking statements. Such statements include, but are not limited to, statements reflecting management's expectations regarding the timing, cost, and success of the Company's current and future manufacturing scale-up and production; future financial performance; the Company's technology and product development, cost, and performance; the Company's current and future strategic relationships and future market opportunities; and the Company's other business and technology strategies and objectives. These statements may be identified with such words as "we expect," "we believe," "we anticipate," or similar indications of future expectations. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.
Such risks and uncertainties include, among other things, the following factors: the Company's business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company's products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the Company sells via a small number of reseller partners, and the Company's relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company's business, the partner's business, competitive factors, solar power market conditions, or financial market conditions; and the market for products such as the Company's solar power products is heavily influenced by federal, state, local, and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control. In addition to the foregoing factors, the other economic, competitive, governmental, technological, and other risk factors identified in the Company's filings with the Securities and Exchange Commission -- including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 23, 2004 (a copy of which may be obtained at the SEC's web site at: http://www.sec.gov) -- could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

     Contacts:
     Richard G. Chleboski
     Chief Financial Officer
     Evergreen Solar, Inc.
     508-357-2221 x708
     investors@evergreensolar.com

     Investors/Media:
     Stephanie Carrington/Denise Roche
     The Ruth Group
     646-536-7017/7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com


                      Evergreen Solar, Inc. (Nasdaq: ESLR)
                       Condensed Statements of Operations
                      (in thousands except per share data)
                                   (unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                     2003              2004
    Revenues:
    Product revenues                              $  1,067          $  2,830
    Research revenues                                  381               262

    Total revenues                                   1,448             3,092

    Operating expenses:
    Cost of product revenues                         2,666             4,553
    Research and development expense                   713               902
    Selling, general and administrative
     expenses                                        1,317             1,673

    Total operating expenses                         4,696             7,128

    Operating loss                                  (3,248)           (4,036)
    Other income                                        23                73
    Net loss                                        (3,225)           (3,963)
    Dividends on Series A convertible
     preferred stock                                     -              (665)
    Net loss attributable to common
     stockholders                                   (3,225)           (4,628)

    Net loss per share attributable to
     common stockholders (basic and diluted)      $  (0.28)         $  (0.30)

    Weighted average shares used in computing
     basic and diluted net loss per share
     attributable to common stockholders            11,411            15,489


                      Evergreen Solar, Inc. (Nasdaq: ESLR)
                            Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                 December 31,       March 31,
                                                     2003              2004

    Cash, equivalents and short-term
     investments                                 $  20,340         $  14,743
    Other current assets                             3,699             4,759

    Total current assets                            24,039            19,502

    Restricted cash                                    414               414
    Fixed assets, net                               21,523            23,313

    Total assets                                 $  45,976         $  43,229


    Total current liabilities                    $   2,000         $   3,148

    Series A convertible preferred stock            27,032            26,613

    Total stockholders' equity                      16,944            13,468

    Total liabilities and stockholders'
     equity                                       $ 45,976         $  43,229

SOURCE  Evergreen Solar, Inc.
    -0-                             05/04/2004
    /CONTACT: Richard G. Chleboski, Chief Financial Officer, Evergreen Solar, Inc., +1-508-357-2221 x708, investors@evergreensolar.com; Investors/Media:
Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group for Evergreen Solar/
    /Web site:  http://www.evergreensolar.com /
    (ESLR)

CO:  Evergreen Solar, Inc.
ST:  Massachusetts
IN:  OIL ENV
SU:  ERN CCA